CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Highlights", "Shareholder Services - Statements and Reports" and "General Information - Independent Auditors" and to the use of our report dated November 8, 2002, which is incorporated by reference in this Registration Statement (Form N-1A Nos. 2-29901 and 811-1716) of Alliance Quasar Fund, Inc.






ERNST & YOUNG LLP


New York, New York
January 27, 2003



00250.0150 #378929